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                                                                  EXHIBIT 3.1(a)


            SEVENTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                            OF BLAZE SOFTWARE, INC.
                           a California Corporation


                                   ARTICLE I

          The name of this corporation is Blaze Software, Inc.

                                   ARTICLE II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                 ARTICLE III

          A.  Classes of Stock. This corporation is authorized to issue two
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classes of stock to be designated, respectively, "Common Stock" and "Preferred
Stock." The total number of shares which the corporation is authorized to issue is 74,950,059 shares. 54,000,000 shares shall be Common Stock and 20,950,059 shares shall be Preferred Stock.

          B.  Rights, Preferences and Restrictions of Preferred Stock. The
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Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. There shall be designated a Series AA Preferred Stock consisting of 16,832,412 shares and a Series BB Preferred Stock consisting of 4,117,647 shares. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article III(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the corporation's Articles of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without
                                          ----------
limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock.
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Subject to compliance with applicable Protective Provisions, the Board of
Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.  Dividend Provisions.
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          (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series BB Preferred Stock shall be entitled to receive dividends, when, as and if declared, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series AA Preferred Stock or the Common Stock of this corporation, at the rate of $.285 per share per annum for each share of Series BB Preferred Stock then held; or, if greater (as determined on a per annum basis and an as converted basis for the Series BB), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to the outstanding shares of Series BB Preferred Stock in an amount equal per share (on an as if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares; provided, however, that in the event of an automatic conversion in connection with the initial public offering of the Common Stock, any accrued dividends shall, in the complete discretion of the holder of such share, be paid either (i) in cash or (ii) in shares of Common Stock at a price equal to the initial public offering price of the Common Stock.

          (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series AA Preferred Stock shall be entitled to receive dividends, when, as and if declared, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.016 per share per annum for each share of Series AA Preferred Stock then held; or, if greater (as determined on a per annum basis and an as converted basis for the Series AA), an amount equal to that paid on any other outstanding shares of this corporation, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to the outstanding shares of Series AA Preferred Stock in an amount equal per share (on an as if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor;
any partial payment will be made pro rata among the holders of such shares; provided, however, that in the event of an automatic conversion in connection with the initial public offering of the Common Stock, any
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accrued dividends shall, in the complete discretion of the holder of such share, be paid either (i) in cash or (ii) in shares of Common Stock at a price equal to the initial public offering price of the Common Stock.

          2.  Liquidation Preference.
              -----------------------

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series BB Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (a) $4.64 for each outstanding share of Series BB Preferred Stock plus (b) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series BB Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series BB Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (b) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (a) $1.35 for each outstanding share of Series AA Preferred Stock plus (b) an amount equal to declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (c) Upon the completion of the distribution required by subsections
(a) and (b) of this Section 2, and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the corporation, such remaining assets shall be distributed among the holders of Series AA Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series AA Preferred Stock).

          (d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation) or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's
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shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (1) If traded on a securities exchange or through Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                        (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                        (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (iii) In the event the requirements of this subsection 2(d) are not complied with, this corporation shall forthwith either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series AA Preferred Stock and the holders of the Series BB Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

          (iv) The corporation shall give each holder of record of Series AA Preferred Stock and Series BB Preferred Stock written notice of such impending transaction not
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later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.  Conversion. The holders of the Series AA Preferred Stock and
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Series BB Preferred Stock shall have conversion rights as follows (the
"Conversion Rights"):

          (a) Right to Convert to Common Stock. Each share of Series AA
              --------------------------------
Preferred Stock and Series BB Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.27 (the "Original Series AA Issue Price") or $3.57 (the "Original Series BB Issue Price" ); respectively, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Initial Conversion Price per share for shares of Series AA Preferred Stock shall be the Original Series AA Issue Price; provided, however, that the Conversion Price for the Series AA Preferred Stock shall be subject to adjustment as set forth in subsection 3(d). The initial Conversion Price per share for shares of Series BB Preferred Stock shall be the Original Series BB Issue Price; provided, however, that the Conversion Price for the Series BB Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

          (b) Automatic Conversion. Each share of Series AA Preferred Stock and
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Series BB Preferred Stock shall automatically be converted into shares of Common
Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (a) except as provided below in subsection 3(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $4.64 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and $15,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series AA Preferred Stock and Series BB Preferred Stock, voting together as a single class.

          (c) Mechanics of Conversion. Before any holder of Preferred Stock
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shall be entitled to convert the same into shares of Common Stock he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series AA Preferred Stock or the Series BB Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver
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at such office to such holder of Series AA Preferred Stock or Series BB
Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series AA Common Stock or Series BB Preferred Stock or to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA Preferred Stock or Series BB Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series AA Preferred Stock or Series BB Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series AA Preferred Stock or the Series BB Preferred Stock shall not be deemed to have converted such Series AA Preferred Stock or Series BB Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock for Certain
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Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series
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AA Preferred Stock and the Series BB Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) If the corporation shall issue, after the date upon which any shares of Series AA Preferred Stock or Series BB Preferred Stock were first issued (the "Purchase Date" with respect to each such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                    (B) No adjustment of the Conversion Price for the Series AA Preferred Stock or the Series BB Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carded forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carded forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                        (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                        (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                        (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series AA Preferred Stock and the Conversion Price of the Series BB Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series AA Preferred Stock and the Conversion Price of the Series BB Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                        (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

             (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Purchase Date other than

                    (A) Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof,

                    (B) shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation, provided that the total number of such shares of Common Stock issued or issuable (and not including shares that are no longer issuable) under such stock option plans does not exceed 18,000,000 shares,

                    (C) shares of capital stock issuable or issued pursuant to equipment lease financing transactions approved by the Board of Directors of this corporation,

                    (D) shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock, or

                    (E) the issuance of shares of Common Stock upon conversion of Preferred Stock.

For the purposes of the calculation contained in Section 3(d)(i) above, shares excluded from the definition of Additional Stock in subsections (A) through (E) above shall be deemed to be outstanding Common Stock.

             (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series AA Preferred Stock and the Conversion Price of the Series BB Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

             (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series AA Preferred Stock and the Conversion Price of the Series BB Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event this corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Series AA Preferred Stock and the holder of the Series BB Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series AA Preferred Stock or Series BB Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall
              -----------------
be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series AA Preferred Stock and the holder of the Series BB Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA Preferred Stock or Series BB Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series AA Preferred Stock and the holder of the Series BB Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series AA Preferred Stock or Series BB Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment. This corporation will not, by amendment of its
              -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA Preferred Stock or the Series BB Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.
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              (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series AA Preferred Stock or the Series BB Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock or the total number of shares of Series BB Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series AA Preferred Stock or Series BB Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series AA Preferred Stock or Series BB Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock or Series BB Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series AA Preferred Stock or Series BB Preferred Stock.

          (i) Notices of Record Date. In the event of any taking by this
              ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of

Series AA Preferred Stock or Series BB Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

           (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series AA Preferred Stock and the shares of the Series BB Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA Preferred Stock and the shares of the Series BB Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock and the shares of the Series BB Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

           (k) Notices. Any notice required by the provisions of this Section 3
               -------
to be given to the holders of shares of Series AA Preferred Stock or Series BB Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

              4.  Voting Rights. The holder of each share of Series AA Preferred
                  -------------
Stock and the holder of each share of Series BB Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series AA Preferred Stock or Series BB Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Series AA Preferred Stock and the holders of Series BB Preferred Stock shall vote together with the holders of Common Stock as a single class. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series AA Preferred Stock or Series BB Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              5.  Protective Provisions. Subject to the rights of series of
                  ---------------------
Preferred Stock which may from time to time come into existence, so long as shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Preferred
Stock:

          (a) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares; provided, however, that any amendment that adversely affects shares of a series of Preferred Stock (the "Affected Series") in a manner different than the other series of Preferred Stock must also be approved by the holders of a majority of the shares of the Affected Series;

          (b) either increase or decrease, other than by redemption or conversion, the total number of authorized shares of Common Stock, Preferred Stock or any series of Preferred Stock;

          (c) create, by reclassification or otherwise, any new class or series of any security having rights superior to or on parity with the Series AA Preferred Stock or the Series BB Preferred Stock;

          (d) perform any action that would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended;

          (e) causes the redemption or repurchase of any capital stock of this corporation except repurchases from employees in pursuant to termination arrangements approved by the Board of Directors;

          (f) causes the sale of securities of a subsidiary of this corporation to any third party;

          (g) perform any action that would result in the declaration or payment of any dividend on any of the outstanding shares of equity securities of this corporation other than as provided for in these Seventh Amended and Restated Articles of Incorporation; or

          (h) perform any action that would result in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold.

          6.   Status of Converted Stock. In the event any shares of Series AA
               -------------------------
Preferred or Series BB Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          7.  Repurchase of Shares. In connection with repurchases by this
              --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof which have been approved by the Board of Directors, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

          C.  Common Stock.
              ------------

          1.  Dividend Rights. Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights. Upon the liquidation, dissolution or winding
              ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article III hereof.

          3.  Redemption. The Common Stock is not redeemable.
              ----------

          4.  Voting Rights. The holder of each share of Common Stock shall have
              -------------
the right to one vote, and shall vote together with Series AA Preferred Stock and Series BB Preferred Stock as a single class, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

          Section 1. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          Section 2. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.